The United Illuminating Company
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626
NEWS RELEASE

July 18, 2005	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

United Illuminating Files Rate Increase Application with DPUC

(NYSE:UIL) The United Illuminating Company (UI) today filed an application with the Connecticut Department of Public Utility Control (DPUC), requesting an increase to its electricity distribution rate for the first time in more than 10 years. If approved by the DPUC, residential customers using 500 kilowatt-hours per month will see their electric bills rise by approximately $4 per month in 2006.

“As we reported in our June 10 Letter of Intent to file for an increase, this requested increase is necessary to improve UI’s financial integrity, to enable us to prepare for the expected retirements of many of our highly skilled workers; to help us plan for the replacement of our aging electric distribution infrastructure; and to cover increased operating costs,” said Anthony J. Vallillo, president and chief operating officer of UI.

1994 was the last time UI’s distribution rate was increased, which was prior to the restructuring of the electric industry. Since restructuring, UI has engaged in the business of transmitting and distributing electricity to customers in the 17-town area of Greater New Haven and Greater Bridgeport. UI no longer generates its own electricity, but instead must buy power in the wholesale market to deliver to customers.

“We fully understand that because of increases in the cost of the wholesale power we must purchase, as well as increases in special charges mandated by the federal government to address energy congestion issues, many customers’ electricity bills have risen over the past two years,” said Vallillo. “Nevertheless, the total average price UI customers pay per kilowatt hour of electricity actually decreased by 0.4 percent between 1994 and 2004. At the same time, the Consumer Price Index rose by 27 percent.”

The application UI filed today sets forth amended rate schedules for distribution charges (and associated changes to the competitive transition assessment (“CTA”) rate) for each of four years that would result in additional revenues, compared to revenue requirements at then-current rates (i.e., what rates are expected to be absent this rate request), of approximately

•	5.1% in 2006,
•	0.6% in 2007,
•	1.8% in 2008, and
•	1.0% in 2009.

This equates to approximately $37.0 million in 2006, $4.4 million in 2007, $12.6 million in 2008, and $7.0 million in 2009.

The DPUC will establish a schedule, including public hearings, for the next steps in the rate request process.

The United Illuminating Company (UI) is a New Haven-based regional electricity distribution utility established in 1899. UI is engages in the purchase, transmission, distribution and sale of electricity and related services to more than 320,000 residential, commercial and industrial customers in the Greater New Haven and Greater Bridgeport areas. UI’s web address is http://www.uinet.com. UI’s parent company, UI Holdings Corporation, is traded on the New York Stock Exchange under the symbol UIL.

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